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                                                                      Exhibit 99
                                                                      ----------

                      PRESS RELEASE - FOR IMMEDIATE RELEASE
                      -------------------------------------

For Further Information Contact:
R. Steve Aaron, President
United Community Bancorp
Hickory, North Carolina
(828) 431-2300

Ronald S. Shoemaker, President
Community Bancshares, Inc.
North Wilkesboro, North Carolina
(336) 903-0600

             UNITED COMMUNITY BANCORP AND COMMUNITY BANCSHARES, INC.
                           ANNOUNCE PLANS FOR MERGER

Hickory, NC: August 5, 2002 United Community Bancorp, Hickory, NC ("United") (Nasdaq SmallCap UCBB) and Community Bancshares, Inc., North Wilkesboro, NC ("Community") announced today the signing of a definitive agreement to merge whereby Community Bancshares, Inc. would be merged into United and Community's subsidiary bank, Northwestern National Bank would be merged into Catawba Valley Bank, a subsidiary bank of United. Northwestern's branches in its market would continue to operate under the Northwestern Bank name as branch offices of Catawba Valley Bank. Shareholders of Community will receive either cash of $21.00 per share or shares of United's common stock valued at $21.00 per share, or a combination of both, with 70% of Community's shares being exchanged for shares of United Common Stock and 30% being exchanged for cash. The merger is subject to approval by federal and state banking authorities and appropriate shareholder approvals. It is anticipated that the transaction will be completed by year end 2002.

The combination will result in a banking franchise with total assets of approximately $492 million and deposits of approximately $397 million with 14 full service banking offices in the towns of Belmont, Boone, Gastonia, Hickory, Millers Creek, Mt. Holly, Newton, North Wilkesboro, Stanley, Taylorsville, West Jefferson and Wilkesboro.

R. Steve Aaron, President of United and Catawba Valley Bank stated: "We are delighted to join up with Ron Shoemaker and his fine organization and to continue the banking tradition of Northwestern Bank in the western markets of North Carolina. We look forward to adding the leadership of Ron and his excellent group of executives and employees to the United family. Together I believe we will enhance the shareholder value of both of our shareholder groups as well as expand our banking market reach."

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Ron Shoemaker, President of Community and Northwestern National Bank said:
"United Community Bancorp is building a premier franchise in our state and we are looking forward to joining Catawba Valley Bank and First Gaston Bank, United's other subsidiary bank, in continuing to bring first class, community banking services to our markets. I am sure our customers and shareholders will be pleased with the results of this combination."

At June 30, 2002, United Community Bancorp had total assets of $354 million, total deposits of $283 million and total shareholders' equity of $33 million. At the same date, Community Bancshares, Inc. had total assets of approximately $138 million, total deposits of approximately $114 million and shareholders' equity of approximately $17 million. United Community Bancorp serves the Hickory, NC market and the Gastonia-Mecklenburg County markets through its subsidiary banks, Catawba Valley Bank and First Gaston Bank.

                                       END